UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

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WELLS MID-HORIZON VALUE-ADDED FUND I, LLC.

(Exact name of registrant specified in its charter)

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Georgia	000-53626	20-3192853
(State or other jurisdiction of	(Commission File Number)	IRS Employer
incorporation or organization)		Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant’s telephone number, including area code: (770) 449-7800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     The information required in Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance

Sheet Arrangement of a Registrant.

     On December 17, 2010, Wells Mid-Horizon Value-Added Fund I, LLC (the “Registrant”), through three wholly owned subsidiaries, Wells VAF – 330 Commerce Street, LLC, Wells VAF –Parkway at Oak Hill, LLC, and Wells VAF – 6000 Nathan Lane, LLC (collectively, the “Borrowers”), entered a loan agreement with NXT Capital, LLC (the “Lender”) for a loan in the amount of up to $30 million (the “NXT Loan”). At closing, $19 million was funded by the Lender. Of the remaining balance, $10 million was subject to a holdback and retained by the Lender for costs and expenses incurred in connection with certain tenant improvements and leasing commissions approved by the Lender and $1 million was retained by the Lender for the payment of monthly interest on the loan (the “Interest Reserve”). From the initial amount disbursed under the NXT Loan, approximately $12 million was used by the Registrant to pay off the outstanding balances of its current debt obligations, the Bank of America Loan and the A10 Loans, approximately $5 million was disbursed to the Borrowers to be used in accordance with the terms of the loan agreement, and the remaining funds were used to pay costs incurred in connection with the NXT Loan, including the payment of property taxes at the Parkway at Oak Hill Buildings and the establishment of tax escrow accounts for all properties.

     The NXT Loan is secured by the three properties in the Registrant’s current real estate portfolio: the Nathan Lane Building, the Commerce Street Building and the Parkway at Oak Hill Buildings. The NXT Loan matures on December 16, 2013 with an option to extend the maturity date for two additional 12-month terms provided certain conditions are met and bears interest at a variable rate equal to one-month LIBOR plus 3.75%. The interest rate has a floor of 7.25%.

     The NXT Loan requires monthly interest-only payments from the Registrant’s net cash flow with the entire balance due at maturity, assuming no prior prepayment. To the extent net cash flow is insufficient to fully cover the payment of accrued interest, funds remaining in the Interest Reserve will be disbursed to pay such difference. If no funds remain in the Interest Reserve, any amounts in excess of net cash flow must be funded with the Registrant’s own funds. Except as permitted with respect to a partial release, the Registrant may prepay the NXT Loan in full, but not in part, provided an exit fee equal to 1% of the outstanding loan amount and a minimum interest recovery amount are paid. The NXT Loan contains customary affirmative, negative, and operational covenants, representations, warranties and borrowing conditions.

     The Registrant has provided a limited guaranty of the NXT Loan with respect to certain potential losses, damages, causes of actions, suits and expenses incurred by the Lender which may result from certain actions or inactions by the Borrowers. In addition the Registrant has provided a guaranty of the principal balance and any interest or other sums outstanding under the NXT Loan in the event of (i) certain bankruptcy or insolvency proceedings involving the Borrowers and (ii) certain other actions committed by the Borrower or the Registrant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC (Registrant)

By: WELLS INVESTMENT MANAGEMENT COMPANY, LLC

(Manager)

December 20, 2010

/s/ Douglas P. Williams

Douglas P. Williams

Principal Financial Officer, Senior Vice President, Secretary and Treasurer of Wells Investment Management Company LLC